                           Offer to Purchase For Cash
                                      AIMCO
                             AIMCO Properties, L.P.
        is offering to purchase any and all limited partnership units in

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2

                           FOR $12.00 PER UNIT IN CASH

Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer. If units are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 320 limited partners, we will purchase only 99% of the total number of units so tendered by each limited partner.

Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on March 9, 2001, unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer.



         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o We determined the offer price of $12.00 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o Your general partner, the general partner of the partnership that owns the properties securing your partnership's loan and the property manager of those properties are subsidiaries of ours, and the general partner therefore has substantial conflicts of interest with respect to our offer.

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

         (Continued on next page)

             ------------------------------------------------------

         If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal attached as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT
(888) 349-2005.


                                February 8, 2001

(Continued from prior page)

o        It is possible that we may conduct a future offer at a higher price.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the properties securing your partnership's loan.

o If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets.




                     THE INFORMATION AGENT FOR THE OFFER IS:



                      RIVER OAKS PARTNERSHIP SERVICES, INC.


              By Mail:                       By Overnight Courier:                        By Hand:
            P.O. Box 2065                      111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065            Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                           Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                                 By Telephone:
                                            TOLL FREE (888) 349-2005

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

SUMMARY TERM SHEET................................................................................................1


RISK FACTORS......................................................................................................3

   No Third Party Valuation or Appraisal; No Arms-Length Negotiation..............................................3
   Offer Price May Not Represent Fair Market Value................................................................3
   Offer Price Does Not Reflect Future Prospects..................................................................3
   Offer Price May Not Represent Liquidation Value................................................................3
   Continuation of the Partnership; No Time Frame Regarding Sale of  Property.....................................3
   Holding Units May Result in Greater Future Value...............................................................3
   Conflicts of Interest With Respect to the Offer................................................................3
   No General Partner Recommendation..............................................................................4
   Conflicts of Interest Relating to Management Fees..............................................................4
   Possible Future Offer at a Higher Price........................................................................4
   Recognition of Taxable Gain on a Sale of Your Units............................................................4
   Loss of Future Distributions from Your Partnership.............................................................4
   Possible Increase in Our Control of Your Partnership...........................................................4
   Recognition of Gain Resulting from Possible Future Reduction in Your Partnership Liabilities...................5
   Risk of Inability to Transfer Units for 12-Month Period........................................................5
   Potential Delay in Payment.....................................................................................5
   Balloon Payment................................................................................................5
   Master Loan to CCEP/2..........................................................................................5

THE OFFER.........................................................................................................5

   Section 1    Terms of the Offer; Expiration Date; Proration....................................................5
   Section 2.   Acceptance for Payment and Payment for Units......................................................6
   Section 3    Procedure for Tendering Units.....................................................................7
   Section 4.   Withdrawal Rights.................................................................................9
   Section 5.   Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period................10
   Section 6.   Certain Federal Income Tax Matters...............................................................10
   Section 7.   Effects of the Offer.............................................................................13
   Section 8.   Information Concerning Us and Certain of Our Affiliates..........................................14
   Section 9.   Background and Reasons for the Offer.............................................................17
   Section 10.  Position Of The General Partner Of Your Partnership With Respect To The Offer....................22
   Section 11.  Conflicts Of Interest And Transactions With Affiliates...........................................22
   Section 12.  Future Plans Of The Purchaser....................................................................23
   Section 13.  Certain Information Concerning Your Partnership..................................................24
   Section 14.  Voting Power.....................................................................................29
   Section 15.  Source Of Funds..................................................................................30
   Section 16.  Dissenters' Rights...............................................................................30
   Section 17.  Conditions of The Offer..........................................................................30
   Section 18.  Certain Legal Matters............................................................................32
   Section 19.  Fees And Expenses................................................................................32

ANNEX I        OFFICERS AND DIRECTORS............................................................................34


ANNEX II       LETTER OF TRANSMITTAL.............................................................................38

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. Subject to the terms hereof, we are offering to acquire any and all of the limited partnership units of CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, your partnership, for $12.00 per unit in cash. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

o Our belief that the per unit liquidation value of your partnership is equal to our offer price per unit.

o        There is no trading market for the units. See "The Offer--Section 9.
         Background and Reasons for the Offer--Comparison of Consideration to Alternative Consideration."

o PRORATIONS. If the purchase of all validly tendered units would result in there being less than 320 holders of units, we will purchase only 99% of the total number of units so tendered by each holder. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o EXPIRATION DATE. Our offer expires on March 9, 2001, unless extended, and you can tender your units until our offer expires. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal attached as Annex II, to the Information Agent, River Oaks Partnership, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedures for Tendering."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after April 6, 2001 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Certain Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offers. See "The Offer--Section 15. Source of Funds."

o CONDITIONS TO THE OFFER. There are a number of conditions to our offer, including our having adequate cash and borrowings under a line of credit, the absence of competing tender offers, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. See "The Offer--Section 17. Conditions to the Offer."

o REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will continue to remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are AIMCO Properties, L.P., the main operating partnership of Apartment Investment and Management Company, a New York Stock Exchange listed company. See "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates."

o MASTER LOAN TO CCEP/2. Your partnership owns a loan owed by Consolidated Capital Equity Partners/Two, L.P., a California limited partnership ("CCEP/2"), in respect of amounts previously borrowed from your partnership by CCEP/2 and a predecessor partnership of CCEP/2. The loan is secured by mortgages or deeds of trust on the real property owned by CCEP/2. ConCap Holdings, Inc., is the sole general partner of CCEP/2 and a wholly-owned subsidiary of AIMCO. For additional information about the loan, see "The Offer-Section 13. Certain Information Regarding Your Partnership-General."

o CONFLICTS OF INTEREST. Our subsidiary receives fees for managing CCEP/2's residential property and the respective general partners of your partnership and of CCEP/2 (which are also our subsidiaries) are entitled to receive payment for services and reimbursement of certain expenses involving your partnership and the property owned by CCEP/2. As a result, a conflict of interest exists between continuing your partnership and CCEP/2 and receiving these fees, and the liquidation of your partnership and CCEP/2 and the termination of these fees. See "The Offer--Section 11. Conflicts of Interests" and "The Offer--Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units, and believes each limited partner should make his or her own decision whether or not to tender. See "The Offer--Section 10. Position of the General Partner of Your Partnership with Respect to the Offer."

o NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer--Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION

         We did not base our valuation of the property securing the loan owned by your partnership on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS

         Our offer price is based on the property income of CCEP/2's properties securing the loan owned by your partnership. It does not ascribe any value to potential future improvements in the operating performance of those properties.

OFFER PRICE MAY NOT REPRESENT LIQUIDATION VALUE

         The actual proceeds obtained from liquidation are highly uncertain and could be more than our estimate. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF  PROPERTY

         Your general partner, which is our subsidiary, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. The loan owned by your partnership matured in November 2000. Your partnership currently is foreclosing on the properties that collateralize the loan. There may be no way to liquidate your investment in the partnership in the future until all of the property is sold, the loan is repaid and the partnership is liquidated. The general partner of CCEP/2 continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of CCEP/2 believes that a sale of the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. In particular, the general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. We cannot predict when your partnership's property will be sold or otherwise disposed of.

HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE

         Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated.

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

         The general partner of your partnership is our subsidiary, and therefore has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

NO GENERAL PARTNER RECOMMENDATION

         The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. Although the general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES

         Because we or our subsidiaries receive fees for managing your partnership, CCEP/2 and CCEP/2's properties, a conflict of interest exists between continuing your partnership and CCEP/2, and receiving such fees, and the liquidation of the partnership and CCEP/2, and the termination of such fees. Also, a decision of the limited partners of your partnership or CCEP/2 to remove, for any reason, their respective general partners would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership and CCEP/2, respectively.

POSSIBLE FUTURE OFFER AT A HIGHER PRICE

         It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

POSSIBLE INCREASE IN OUR CONTROL OF YOUR PARTNERSHIP

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 423,522.70, or 46.12%, of the outstanding units of your partnership. If we acquire more than an additional 3.89% of the outstanding units, we and our affiliates will own a majority of the outstanding units and will have the ability to control any vote of the limited partners.

RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD

         Under United States federal tax laws, your partnership will terminate for tax purposes if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

POTENTIAL DELAY IN PAYMENT

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

BALLOON PAYMENT

         Your partnership has approximately $329,000 and $4,868,000 of balloon payments due on its mortgage debt in January 2020 and February 2010, respectively. Your partnership will have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment dates, or it will be in default and could lose the properties to foreclosure.

MASTER LOAN TO CCEP/2

         Your partnership owns a loan to CCEP/2 in respect of amounts previously borrowed from your partnership and a predecessor partnership of CCEP/2 The loan is secured by mortgages or deeds of trust on the real property owned by CCEP/2. At September 30 2000, the aggregate outstanding principal balance of the loan (including accrued interest added to principal) was approximately $265,279,000. This amount is substantially greater than our estimate of the liquidation value of the properties securing the loan. The loan matured in November 2000. Your partnership currently is foreclosing on the properties that collateralize the loan.

                                    THE OFFER

1.       TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean 5:00 p.m., New York City time, on March 9, 2001, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership to you on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

         If units are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights" and the purchase of all such units would result in (i) a "Rule 13e-3 transaction" within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"), or (ii) there being less than 320 limited partners, we will purchase only 99% of the total number of units so tendered by each limited partner (subject to any necessary adjustment for fractional units). If we are going to purchase only 99% of the units validly tendered, we will notify you of such fact. In such case, you would continue to be a limited partner and receive a K-1 for tax reporting purposes. See "The Offer--Section 7. Effects of the Offer--Effect on Trading Market; Registration Under 12(g) of the Exchange Act."

         The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Offer--Section 17. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. The transfer of units will be effective January 1, 2001.

         This offer is being mailed on or about February 8, 2001 to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units, on February 8, 2001.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal attached as Annex II. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for any and all units validly tendered, with appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the general partner. In some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books. In other circumstances we may only be able to purchase units which, together with units previously transferred within the preceding twelve months, do not exceed 50% of the outstanding units.

         If more units than can be purchased under the partnership agreement are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures specified herein, we will, upon the terms and subject to the conditions of the offer, accept for payment and pay for those units so tendered which do not violate the terms of the partnership agreement, pro rata according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional units. If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer.

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by April 6, 2001, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.       PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

         By executing the acknowledgment and agreement, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the acknowledgment and agreement and shall continue to be effective unless and until you validly withdraw such units from this offer prior to the expiration date.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding of 31% with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Certain Federal Income Tax Matters."

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section
6. Certain Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4.       WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after April 6, 2001 if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedures for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions to the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, we may provide for a subsequent offering period in tender offers for any and all outstanding units. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not plan to offer a subsequent offering period.

6.       CERTAIN FEDERAL INCOME TAX MATTERS.

         The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 20%. If the amount realized with respect to a unit of limited partnership of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property.

         If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 31% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. It is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could result in such a termination of your partnership. If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

         You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

         A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes.

7.       EFFECTS OF THE OFFER.

         Because the general partner of your partnership is our subsidiary, we have control over the management of your partnership. We also own the company that currently manages the residential property owned by CCEP/2. In addition, we and our affiliates own 423,522.70, or 46.12%, of the outstanding units of your partnership. If we are successful in acquiring more than 3.89% of the outstanding units pursuant to this offer, we and our affiliates will own more than 50% of the total outstanding units. This interest, combined with our control of your partnership's general partner, would allow us to control the outcome of all voting decisions with respect to your partnership. Even if we acquire a lesser number of units pursuant to this offer, we will be able to significantly influence the outcome of all voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. In the event that we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

         PARTNERSHIP STATUS. We believe our purchase of units should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

         BUSINESS. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the residential property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(g) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership had approximately 25,000 limited partners as of January 31, 2001. If units are tendered which would result in less than 320 limited partners, we will purchase no more than 99% of the units tendered by each limited partner to assure that there are more than 300 limited partners after the offer. See "The Offer--Section 1. Terms of the Offer; Expiration Date."

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.       INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of September 30, 2000, we owned or managed 333,786 apartment units in 1,756 properties located in 48 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 2000, by the National Multi Housing Council, we believe that we are the largest owner and manager of multi-family apartment properties in the United States. As of September 30, 2000, we:

     -   owned or controlled 137,419 units in 500 apartment properties;

     -   held an equity interest in 132,909 units in 769 apartment properties;
         and

     - managed 63,458 units in 487 apartment properties for third party owners and affiliates.

         Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly-owned subsidiary of AIMCO. Our principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

         The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our subsidiary), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

         We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         For more information regarding AIMCO and AIMCO Properties, L.P., please refer to our respective Annual Reports on Form 10-K for the year ended December 31, 1999 and our respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interests and Transactions with Affiliates" and "The Offer -- Section 13. Certain Information Concerning your Partnership--Beneficial Ownership of Interests in Your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the nine months ended September 30, 2000 and

1999 is unaudited. The historical financial data set forth below for AIMCO Properties, L.P. for the years ended December 31, 1999 and 1998 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in the AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the quarter ended September 30, 2000.

                                                    NINE MONTHS ENDED             YEAR ENDED
                                                       SEPTEMBER 30,             DECEMBER 31,
                                                  ------------------------  -----------------------
                                                    2000         1999          1999         1998
                                                    ----         ----          ----         ----
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other property revenue               $ 753,463    $ 347,187    $ 531,883    $ 373,963
  Property operating expenses                      (302,435)    (135,580)    (213,959)    (145,966)
  Owned property management expenses                 (9,713)        (367)     (15,322)     (10,882)
  Depreciation                                     (223,128)     (82,582)    (131,257)     (83,908)
                                                  ---------    ---------    ---------    ---------
  Income from property operations                   218,187      128,658      171,345      133,207
SERVICE COMPANY BUSINESS:
  Management fees and other income                   36,865       23,567       42,877       22,675
  Management and other expenses                     (23,603)     (25,883)     (25,470)     (16,960)
                                                  ---------    ---------    ---------    ---------
  Income from service company business               13,262       (2,316)      17,407        5,715
                                                  ---------    ---------    ---------    ---------
  General and administrative expenses                (9,609)      (7,210)     (12,016)     (10,336)
  Interest expense                                 (190,459)     (91,416)    (139,124)     (88,208)
  Interest income                                    47,352       37,832       62,183       28,170
  Equity in earnings (losses) of unconsolidated
      subsidiaries (a)                                2,538       (5,808)      (2,588)      12,009
  Equity in earnings (losses) of unconsolidated
      real estate partnerships (b)                   (4,489)       7,264       (2,400)      (2,665)
  Loss from IPLP exchange and assumption                 --         (684)        (684)      (2,648)
  Minority interest in other entities               (10,977)      (2,078)      (5,788)      (1,868)
  Amortization of intangibles                        (4,968)      (5,826)      (5,860)      (8,735)
                                                  ---------    ---------    ---------    ---------
  Income from operations                             60,837       58,416       82,475       64,641
  Gain on disposition of properties                  14,234          330       (1,785)       4,287
                                                  ---------    ---------    ---------    ---------
  Net income                                      $  75,071    $  58,746    $  80,690    $  68,928
                                                  =========    =========    =========    =========

                                                       NINE MONTHS ENDED               YEAR ENDED
                                                          SEPTEMBER 30,                DECEMBER 31,
                                                    ------------------------    -----------------------
                                                      2000           1999           1999           1998
                                                      ----           ----           ----           ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
BALANCE SHEET INFORMATION
(END OF PERIOD:)
  Real estate, before accumulated depreciation     $ 6,121,674    $ 3,076,973    $ 4,508,535    $ 2,743,865
  Real estate, net of accumulated depreciation       5,471,869      2,757,723      4,092,543      2,515,710
  Total assets                                       7,156,084      4,506,468      5,684,251      4,186,764
  Total indebtedness                                 3,825,203      1,692,888      2,584,289      1,601,730
  Partnership-obligated mandatory redeemable
      convertible preferred securities of a
      subsidiary trust                                  35,330        149,500        149,500        149,500
  Partners' Capital                                  2,824,740      2,428,713      2,486,889      2,153,335

OTHER INFORMATION:
  Total owned or controlled properties
      (end of period)                                      500            240            373            234
  Total owned or controlled apartment units (end
      of period)                                       137,419         65,546        106,148         61,672
  Total equity apartment units (end of period)         132,909        167,165        133,113        171,657
  Units under management (end of period)                63,458        130,107        124,201        146,034
  Basic earnings per common OP unit                $      0.35    $      0.25    $      0.39    $      0.80
  Diluted earnings per common OP unit              $      0.34    $      0.25    $      0.38    $      0.78
  Dividend declared per common OP unit             $      2.10    $     1.875    $      2.50    $      2.25
  Cash flows provided by operating activities      $   281,185    $   163,852    $   254,380    $   144,152
  Cash flows used in investing activities             (563,026)      (151,534)      (243,078)      (342,541)
  Cash flows provided by (used in) financing
      activities                                       286,781         (8,947)        37,470        214,133
  Funds from operations (c)                        $   277,519    $   229,614    $   320,434    $   193,830
  Weighted average number of Common OP Units
      outstanding                                       75,986         71,184         78,531         56,567

(a) Represents AIMCO Properties, L.P.'s equity in earnings of unconsolidated subsidiaries.

(b) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 132,909 apartment units at September 30, 2000 in which partnerships AIMCO Properties, L.P. owns an equity interest.

(c) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO based on the NAREIT definition, as adjusted for the amortization of goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of distributions on preferred limited partnership interests. AIMCO Properties, L.P.'s management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

      The following is a reconciliation of net income to funds from operations:

                                               NINE MONTHS ENDED            YEAR ENDED
                                                  SEPTEMBER 30,             DECEMBER 31,
                                               2000         1999         1999         1998
                                               ----         ----         ----         ----
                                                            (IN THOUSANDS)
Net income                                  $  75,071    $  58,746    $  80,690    $  68,928
Gain (loss) on disposition of property        (14,234)        (330)       1,785       (4,287)
Real estate depreciation, net of minority     206,298       78,960      121,084       79,869
    interests
Real estate depreciation related to            51,235       73,950      104,754       34,765
    unconsolidated entities
Amortization of intangibles                     5,523        7,366       36,731       26,177
Amortization of recoverable amount of             648       32,126           --           --
    management contracts
Deferred (benefit) provision                    2,675        3,102        1,763        9,215
Expenses associated with convertible               --           --        6,892           --
    Preferred securities
Preferred unit distributions                  (19,590)     (26,735)     (33,265)     (20,837)
                                            ---------    ---------    ---------    ---------
TOPR's interest expense                         8,285        2,429           --           --
Funds from operations                       $ 315,910    $ 229,614    $ 320,434    $ 193,830
                                            ---------    ---------    ---------    ---------

      As of September 30, 2000, AIMCO Properties, L.P. had a net tangible book value of $69.45 per common unit.

9.       BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the residential properties owned by your partnership. On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT's interest in Insignia Properties L.P., IPT's operating partnership, to AIMCO's wholly owned subsidiary, AIMCO/IPT, Inc. AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, the general partner of your partnership is an indirect wholly owned subsidiary of AIMCO/IPT and the property manager is our indirect wholly owned subsidiary. Together with its affiliates and subsidiaries, AIMCO currently owns, in the aggregate, approximately 46.12% of your partnership's outstanding limited partnership units.

         During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships and would provide us with a larger asset and capital base and increased diversification. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, many of the partnerships are private partnerships and information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible for us to obtain access to such information. Further, such control also means that we control the operations of the partnerships and their properties. Insignia did not propose that we conduct such tender offers; rather, we initiated the offers on our own. As of the date of this offering, AIMCO Properties, L.P. has made offers to several of the Insignia Partnerships, including your partnership.

         ALTERNATIVES CONSIDERED BY YOUR GENERAL PARTNER. Before we commenced this offer, your general partner (which is our subsidiary) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

         LIQUIDATION

         One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         However, in the opinion of your general partner, which is our subsidiary, the present time may not be the most desirable time to sell all of the residential real estate assets of your partnership in a private transaction, and the proceeds realized from any such sale would be uncertain. Furthermore, a sale of the CCEP/2 loan, if possible, might result in a deep discount from its face value. Your general partner believes that it currently is in the best interest of your partnership to continue holding its real estate assets. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of all of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by CCEP/2 to the extent provided in the loan owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by CCEP/2.

         The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the property owned by CCEP/2.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing your partnership's property or merging your partnership with us. However, both of these alternatives would require a vote of all the limited partners. If the transaction were approved, all of the limited partners, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the limited partners, including those who would like to dispose of their investment in your partnership's property, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for units of AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most holders of limited partnership units, when given a choice, prefer cash.

         DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

         o CCEP/2's 2000 property income, as capitalized using the direct capitalization method;

         o Prices at which the units have recently sold, to the extent such information is available to us; and

         o        The absence of a liquid trading market for the units.

         Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below.

         VALUATION OF UNITS. We determined our offer price by: (i) applying a capitalization rate to CCEP/2's 2000 property income; (ii) adjusting this value for liabilities, non-real estate assets, and certain other costs; and (iii) determining the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. First, we estimated the gross property value of CCEP/2's property by applying a capitalization rate to CCEP/2's 2000 property income to obtain its estimated gross property value. We then calculated the value of your partnership's security interest in the CCEP/2 properties securing the loan from your partnership by deducting from the aggregate gross property value of such properties the aggregate amount of the liens that are senior to your partnership's claims under the loan to CCEP/2. We also deducted the liabilities of your partnership, including debt, if any, owed by your partnership to its general partner, which is our subsidiary, to derive a net equity value of your partnership. We deducted from the value of the CCEP/2 properties certain costs, including required capital expenditures, deferred maintenance, and closing costs, to derive a net equity value of your partnership in those properties. Finally, using this net equity value, we determined the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Of the estimated liquidation proceeds, 100% are assumed to be distributed to limited partners. Our offer price represents the per unit liquidation proceeds determined in this manner.

Gross valuation of partnership properties                                       $25,136,000
Plus: Cash and cash equivalents                                                   5,117,181
Plus: Other partnership assets, net of security deposits                            779,604
Less: Mortgage debt, including accrued interest                                 (16,535,568)
Less: Accounts payable and accrued expenses                                        (145,744)
Less: Other liabilities                                                          (1,289,866)
Partnership valuation before taxes and certain costs                             13,061,606
Less: Disposition fees                                                                    0
Less: Extraordinary capital expenditures and deferred maintenance                (1,398,300)
Less: Closing costs                                                                (754,080)
                                                                              --------------
Estimates net valuation of Master Loan Notes                                     10,909,226
Percentage of estimated net valuation allocated to holders of units               100%
                                                                              --------------
Estimated net valuation of units                                                 10,909,226
       Total number of units                                                     909,124.00
                                                                              --------------
Estimated valuation per unit                                                             12
                                                                              ==============
Cash consideration per unit                                                              12
                                                                              --------------

         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your general partner, which is our subsidiary, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results, if any, since September 30, 2000 as to income and expenses of the CCEP/2 properties, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your general partner, which is our subsidiary, or an affiliate at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which CCEP/2's properties and your partnership's assets are sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2013, unless sooner terminated as provided in the agreement or by law.

                            COMPARISON TABLE                                            PER UNIT
                            ----------------                                            --------
         Cash offer price .............................................                 $ 12.00
         Alternatives
              Prior cash tender offer price............................                 $ 60.00
              Highest price on secondary market........................                 $ 71.00
              Estimated liquidation proceeds...........................                 $ 12.00

         PRIOR TENDER OFFERS. On August 10, 2000, we commenced a tender offer at the price of $31.00 per unit. In the case, we determined the offer price using the same basic method with respect to the partnership's residential property as we used for the current offer, except that we applied a capitalization rate to annualized 2000 property income for the property. We acquired 17,923.50 units in that offer.

         In May 2000, we commenced a tender offer for all the units in your partnership for $32.00 per unit and acquired 19,010.80 units. We determined the offer price using the same basic method as we used in the August 2000 offer, except that we applied a capitalization rate to property income for an earlier period.

         In November 1999, we commenced a tender offer at the price of $31.80 per unit, which price was determined principally upon our calculation of the liquidation value of your partnership pursuant to a method set forth in a proposed settlement of litigation, which proposed settlement has been terminated. The method of determining the liquidation value was similar to that used in our August 2000 offer. We acquired 47,845.80 units pursuant to this offer. See "The Offer-Section 13. Certain Information Concerning Your Partnership-Legal Proceedings."

         In our May 1999 tender offer, we offered a price of $46 per unit, ultimately increased to $60 per unit. Pursuant to such offer we purchased 44,365.30 units at $60 per unit. After such tender offer, CCEP/2 sold seven properties for $52,675,000 and paid down the loan to your partnership by $33,111,000. Your partnership distributed $37,939.00 to the limited partners ($41.73 per limited partner) in 1999.

         We are aware that other tender offers may have been made by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in any pending tender offers. We are not aware of any merger, consolidation or other combination involving any of the Insignia Partnerships, or any acquisitions of any of such partnerships or a material amount of the assets of such partnerships.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by use and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the year ended December 31, 1999 and the ten months ended October 31, 2000, as reported by The Partnership Spectrum, which is an independent, third- party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM


                                                                             High               Low
                                                                             ----               ---
      Ten Months Ended October 31, 2000: .........................          $32.00            $27.12
      Year Ended December 31, 1999: ..............................           $70.25           $33.00

         Set forth in the table below are the high and low sales prices of units for the year ended December 31, 1999 and the six months ended June 30, 2000, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP
                                     BOARD

                                                                             High               Low
                                                                             ----               ---
      Year Ended December 31, 2000: ..............................          $29.82            $28.26
      Year Ended December 31, 1999: ..............................          $71.00            $32.51

         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your general partner, which is our subsidiary, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's property is sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to your partners and limited partners in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the limited partners the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the current time.

10.      POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
OFFER.

         The partnership and the general partner of your partnership (which is our subsidiary) have provided the following information for inclusion in this Offer to Purchase:

         The general partner of your partnership believes the offer price and the structure of the transaction are fair to the limited partners. In making such determination, the general partner considered all of the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

         o the offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them;

         o    the offer price and the method used to determine the offer price;

         o the offer price is based on an estimated value of CCEP/2's property that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets;

         o prices at which the units have recently sold, to the extent such information is available;

         o    the absence of an established trading market for your units;

         o an analysis of possible alternative transactions, including a property sale or a liquidation of the partnership; and

         o an evaluation of the financial condition and results of operations of your partnership.

         The general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. Although the general partner believes our offer is fair, the general partner also believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

         Neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interests and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration--Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11.      CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership is our subsidiary. Accordingly, the general partner of your partnership has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. We desire to purchase units at a low price and you desire to sell units at a high price. Although the general partner believes our offer is fair, it makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We own the general partner of your partnership, the general partner of CCEP/2 and the property manager of CCEP/2's properties. The general partner of your partnership received total fees and reimbursements of $846,000 in 1998, $420,000 in 1999, and $179,000 (annualized) in 2000. The property manager is entitled to receive management fees based on collected gross rental revenues for providing property management services. It received management fees of $762,000 in 1998, $298,000 in 1999, and $273,333 (annualized) in 2000. We have no current intention of changing the fee structure for your general partner, the general partner of CCEP/2 or the manager of CCEP/2's properties.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership's property is located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

12.      FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," we own the general partners of your partnership and CCEP/2 and thereby control the management of both partnerships. In addition, we own the manager of CCEP/2's properties. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         We are in the business of acquiring direct and indirect interests in apartment properties such as the properties securing the loan owned by your partnership. As part of our business, we have made and, in the future intend to make, tender offers for partnerships which own apartments or hold loans secured by apartments, including your partnership. Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's assets, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

         We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) the sale of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and if we are successful in acquiring a substantial number of units in this offer, we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13.      CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2 was organized on April 12, 1983 under the laws of the State of California. Your partnership was formed for the purpose of making loans to a predecessor partnership of CCEP/2. CCEP/2's indebtedness in respect of the loans made to it and its predecessor partnership by your partnership is now represented by the loan owned by your partnership.

         The loan owned by your partnership is non-recourse and secured by deeds of trust or mortgages on CCEP/2's properties. The non-recourse provisions of the loan mean that CCEP/2's obligation to repay the loan is secured only by the value of the properties of CCEP/2, and your partnership has no right under the loan to make further claims against CCEP/2 other than to the extent of the value of those properties. The loan agreement provides that interest on the outstanding principal balance accrues at a fixed rate (10% per year), although such interest is payable only to the extent CCEP/2 has "excess cash flow" (generally defined as net cash flow from operations after third-party debt service and capital improvements). Accrued unpaid interest is added to the principal of the loan. At September 30, 2000, the aggregate outstanding principal balance of the loan (including interest accrued added to principal) was approximately $265,279,000. This amount is substantially greater than our estimate of the liquidation value of CCEP/2's properties (which are the only source of repayment for the loan). Under the terms of the loan, any net proceeds from sales or refinancings of the CCEP/2 properties are paid to your partnership, after payment of a 3% disposition fee to the general partner of CCEP/2. The amount of cash flow received by your partnership pursuant to the terms of the loan depends heavily on the discretion by the general partner of CCEP/2 with respect to the sale, refinancing of, or obtaining financing on, any CCEP/2 property. The deeds of trusts and mortgages in favor of your partnership that encumber the CCEP/2 properties are subordinated to first mortgage liens in favor of unaffiliated third parties that secured an aggregate indebtedness of $47,425,000 in principal amount at September 30, 2000, with accrued but unrecognized interest totaling $218,547,000.

         The loan owned by your partnership matured in November 2000. Your partnership is currently foreclosing on the properties that collateralize the loan.

         CCEP/2's investment portfolio currently consists of four residential apartment complexes: Canyon Crest, a 90-unit complex in Littleton, Colorado; Highcrest Townhouses, a 176-unit complex in WoodRidge, Illinois; Village Brooke, a 333-unit complex in Cincinnati, Ohio; and Windemere, a 257-unit complex in Houston, Texas. Village Brooke was destroyed by a tornado in April 1999. See "--Description of Property."

         The general partner of your partnership is ConCap Equities, Inc., and the general partner of CCEP/2 is Con Cap Holdings, Inc. Both general partners are wholly owned subsidiaries of AIMCO. A wholly owned subsidiary of AIMCO also serves as manager of the properties owned by CCEP/2. As of January 31, 2001, there were 909,133.80 units issued and outstanding, which were held of record by approximately 25,000 limited partners. Your partnership's and general partner's principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, telephone (303) 757-8101.

         For additional information about your partnership and CCEP/2, please refer to the annual report prepared by your partnership which was sent to you prior to this offer to purchase, particularly Item 2 of Form 10-K, which contains detailed information regarding the CCEP/2 loan and the properties securing the loan, including mortgages, rental rates and taxes.

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. In general, the general partner of CCEP/2 (which is our subsidiary) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. After taking into account the foregoing considerations, CCEP/2's general partner is not currently seeking a sale of any of your partnership's properties primarily because it expects the properties' operating performance to improve in the long term. In making this assessment, CCEP/2's general partner noted the occupancy and rental rates at the properties. In the case of the Village Brooke property, which was destroyed by a tornado in April 1999, the general partner is currently negotiating with the taxing authorities to have the property taxed as undeveloped land and is currently evaluating and surveying the land in preparation for possible new construction of the property. The general partner noted that it expects to spend approximately $1,398,300 for capital improvements at the other properties in 2001 to repair and update those properties. Although there can be no assurance as to future performance, however, these expenditures are expected to improve the desirability of the properties to tenants. The general partner does not believe that a sale of the properties at the present time would adequately reflect these properties' future prospects. Another significant factor considered by the general partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2013 unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         CAPITAL REPLACEMENTS. CCEP/2 has an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, exterior painting, structural and other building improvements, and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which are budgeted at $1,398,300 for 2001, are expected to be paid from operating cash flows or cash reserves, or from short-term or long-term borrowings.

         COMPETITION. There are other residential properties within the market area of CCEP/2's properties. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at CCEP/2's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, as of January 1, 1999, AIMCO's then portfolio of 373,409 owned or managed apartment units represented approximately 2.2% of the national stock of rental apartments in structures with at least five apartments.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 1999 and 1998 is based on audited financial statements. The selected financial information set forth below for the nine months ended September 30, 2000 and 1999 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K of your partnership for the year ended December 31, 1999, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)


                                                           FOR THE NINE MONTHS ENDED  FOR THE YEAR ENDED
                                                                SEPTEMBER 30,           DECEMBER 31,
                                                             2000         1999        1999        1998
                                                             ----         ----        ----        ----
OPERATING DATA:
     Total Revenues .....................................   $  1,440    $    737    $  1,328    $ 15,367
     Net Income .........................................        932         310         808      14,547
     Net Income per Limited Partnership Unit ............       1.02        0.34        0.88       15.84
     Distributions per Limited Partnership Unit .........       2.82        4.90       41.73        3.28
BALANCE SHEET DATA:
     Cash and Cash Equivalents ..........................   $  5,358    $  7,789    $  6,846    $ 10,969
     Investment Property, Net of Accumulated
       Depreciation .....................................     18,296      50,383           0           0
     Total Assets .......................................     23,665      58,322      25,323      62,466
     Mortgage Note Payable ..............................          0           0           0
     General Partners' Capital (Deficit) ................       (421)       (401)       (410)       (362)
     Limited Partners' Capital (Deficit) ................     23,892      58,526      25,534      62,673
     Partners' Capital (Deficit)
                                                              23,471      58,322      25,124      62,311
     Total Distributions ................................     (2,585)     (4,496)    (37,995)      3,985

CASH FLOWS:
     Net Increase (Decrease) in Cash and Cash
       Equivalents ......................................   $ (1,488)   $ (3,180)   $ (4,123)   $ (1,448)
     Net Cash Provided by Operating Activities ..........      1,019         214         761       1,602

         DESCRIPTION OF PROPERTY. The following shows the location, the nature of your partnership's ownership interest in and the use of CCEP/2's properties.

             Property                     Type of Ownership                   Use
             --------                     -----------------                   ---
Canyon Crest                           Fee Ownership subject to       Apartment 90 units
    Littleton, CO                           first mortgage
Highcrest Townhomes                    Fee Ownership subject to      Apartment 176 units
    WoodRidge, IL                           first mortgage
Village Brooke                             Fee Ownership(1)          Apartment 333 units
    Cincinnati, OH
Windemere                              Fee Ownership subject to      Apartment 257 units
    Houston, TX                             first mortgage

-----------

(1) In April 1999, Village Brooke was completely destroyed by a tornado. It is estimated that the property sustained approximately $16,000,000 in damages. As of September 30, 2000, $11,302,000 in insurance proceeds had been received, which includes approximately $1,298,000 received in 2000. All of the property's fixed assets and related accumulated depreciation were written off as a result of this casualty and the mortgage on the property has been repaid. See "--Schedule of Mortgages-Note (4)." The general partner of CCEP/2 is currently negotiating with the taxing authorities to have the property taxed as undeveloped land and is currently evaluating and surveying the land to determine possible new construction of the property.

         ACCUMULATED DEPRECIATION SCHEDULE. The following shows the gross carrying value and accumulated depreciation of CCEP/2's properties as of September 30, 2000.

                                           Accumulated
                Property                  Depreciation         Rate          Method
                --------                  ------------         ----          ------
   Canyon Crest                              $ 2,457           3-20            S/L
   Highcrest Townhomes                       $ 5,335           3-20            S/L
   Windemere                                 $ 4,358           3-20            S/L
   Village Brooke                                N/A            N/A            N/A
                                             -------
   Total                                     $12,150
                                             =======

         SCHEDULE OF MORTGAGES. The following shows certain information regarding the outstanding mortgages encumbering CCEP/2's properties as of September 30, 2000, updated to reflect the subsequent refinancings described below.

                                                        Monthly                                               Principal
                                    Principal           Payment        Stated                                  Balance
                                    Balance At         Including      Interest      Period       Maturity       Due At
          Property              September 30, 2000     Interest         Rate       Amortized       Date       Maturity
          --------              ------------------     --------       --------     ---------     --------     --------
                                             (In Thousands)                                                 (In Thousands)
Canyon Crest(1)                    $  3,851               $  28         7.10%          20 yrs.   01/01/20     $     329
Highcrest Townhomes(2)             $  6,760               $  55         7.72%       10.25 yrs.   02/01/10     $   4,868
Windemere(3)                       $  6,075               $  50         7.83%          20 yrs.   09/30/20     $      --
Village Brooke(4)                  $     --               $  --           --               --          --     $      --
                                   --------               -----                                               ---------
Total                              $ 16,686               $ 133                                               $   5,197
                                   ========               =====                                               =========

-------------
(1) In December 2000, CCEP/2 refinanced the mortgage on Canyon Crest. The refinancing replaced mortgage indebtedness of $2,000,000 with a new mortgage of $3,851,000. The mortgage was refinanced at a rate of 7.10%. Payments of $28,440 are due on the first day of each month until the loan matures on January 1, 2020. A balloon payment of approximately $329,000 is due at maturity.

(2) On October 31, 2000, CCEP/2 refinanced the mortgage on Highcrest Townhomes. The refinancing replaced mortgage indebtedness of $4,166,000 with a new mortgage of $6,760,000. The mortgage was refinanced at a rate of 7.72%. Payments of approximately $55,000 are due on the first day of each month until the loan matures on February 1, 2010. A balloon payment of approximately $4,868,000 is due at maturity.

 (3) On October 3, 2000, CCEP/2 refinanced the mortgage on Windemere Apartments. The refinancing replaced mortgage indebtedness of $3,000,000 with a new mortgage of $6,075,000. The mortgage was refinanced at a rate of 7.83%. Payments of $50,000 are due on the first day of each month until the loan matures on September 30, 2020.

(4) During the nine months ended September 30, 2000, the general partner of CCEP/2 determined that it was in the best interest of the partnership to repay the mortgage note on Village Brooke. Accordingly, funds that had previously been restricted to rebuild the property were used to repay the mortgage note of approximately $6,517,000. The partnership plans to finance a construction loan upon commencement of the re-construction of Village Brooke, which is scheduled to begin in mid-2001.

         AVERAGE RENTAL RATES AND OCCUPANCY. The following shows the average rental rates and occupancy percentages for CCEP/2's properties during the periods indicated.

                                                     Average Rental Rate                 Average Occupancy
                                                     -------------------                 -----------------
                                                         (per unit)
        Property                                   2000*             1999             2000*             1999
        --------                                   ----              ----             ----              ----
Canyon Crest                                      $7,327           $  8,736            95%               97%
Highcrest Townhomes                              $11,209           $ 10,090            93%               96%
Village Brooke                                       N/A                N/A            N/A               N/A
Windemere                                         $7,665           $  6,743            90%               92%

------------
         *Actual rates and percentages through September 30, 2000 have been annualized. The rates and percentages for 2000 could be higher or lower.

         PROPERTY MANAGEMENT. CCEP/2's properties are managed by an entity which is a wholly-owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and CCEP/2, the property manager operates your partnership's residential property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         DISTRIBUTIONS. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

                          YEAR ENDED DECEMBER 31                           AMOUNT
                          ----------------------                           ------
                                   1996                                      0.00
                                   1997                                     10.98
                                   1998                                      3.28
                                   1999                                     41.73
                                   2000                                     14.70
                   Through Feb. 5, 2001                                      1.00
                   --------------------                                    ------
                                  Total                                    $71.69
                                                                           ======

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO, AIMCO-GP, Inc., Insignia Properties, L.P., AIMCO/IPT, Inc., Cooper River Properties, L.L.C. and Reedy River Properties, L.L.C. collectively have voting and dispositive power with respect to 423,522.70, or 46.12%, of the outstanding units of your partnership. Except as set forth in this Offer to Purchase, neither we, nor, to the best of our knowledge, any of our affiliates,
(i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer - Section 9. Background and Reasons for the Offer - Prior Tender Offers."

         COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive fees based upon collected gross rental revenues from CCEP/2's property for providing property management services.

                                                  PARTNERSHIP                    CCEP/2 PROPERTY
                       YEAR                    FEES AND EXPENSES                 MANAGEMENT FEES
                       ----                    -----------------                 -----------------
                       1998                       $  846,000                       $   762,000
                       1999                       $  420,000                       $   298,000
                      2000*                       $ 178,667                        $   273,333

--------------
         *Actual fees and expenses paid through September 30, 2000 have been annualized. The actual fees and expenses for 2000 could be higher or lower.

         LEGAL PROCEEDINGS. In March 1998, several putative unit holders of limited partnership units commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, your partnership, its general partner and several of their affiliated partnerships and corporate entities. The action purports to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including your partnership) which are named as nominal defendants, challenging, among other things, the acquisition of interests in certain general partner entities by Insignia Financial Group, Inc. and entities which were, at one time, affiliates of Insignia; tender offers by affiliates of the general partner to acquire limited partnership units; the management of partnerships; and the Insignia Merger. The plaintiffs seek monetary damages and equitable relief, including judicial dissolution of your partnership. On June 25, 1998, the general partner filed a motion seeking dismissal of the action. In lieu of responding to the motion, the plaintiffs have filed an amended complaint. The general partner filed demurrers to the amended complaint which were heard February 1999.

         Pending the ruling on such demurrers, settlement negotiations commenced. On November 2, 1999, the parties executed and filed a Stipulation of Settlement, settling claims, subject to final court approval, on behalf of your partnership and all limited partners who owned units as of November 3, 1999. Preliminary approval of the settlement was obtained on November 3, 1999 from the Court, at which time the Court set a final approval hearing for December 10, 1999. Prior to the December 10, 1999 hearing, the Court received various objections to the settlement, including a challenge to the Court's preliminary approval based upon the alleged lack of authority of lead counsel at that time to enter the settlement. On December 14, 1999, the general partner and its affiliates terminated the proposed settlement. In February 2000, counsel for some of the named plaintiffs filed a motion to disqualify lead and liaison counsel who negotiated the settlement. On June 27, 2000, the Court entered an order disqualifying them from the case and an appeal was taken from the order on October 5, 2000. On December 4, 2000, the Court appointed the law firm of Lieff Cabraser Heimann & Bernstein LLP as new lead counsel for plaintiffs and the putative class. Plaintiffs filed a third amended complaint on January 19, 2001 and defendants are scheduled to respond to the complaint by March 2, 2001. The general partner does not anticipate that costs associated with the case will be material to your partnership's overall operations.

         Your partnership may be a party to a variety of other legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

14.      VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. If we acquire a substantial number of additional units pursuant to this offer, we may be in a position to significantly influence or control any vote of the limited partners.

15.      SOURCE OF FUNDS.

         We expect that approximately $5,827,333 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $15,000). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a secured $350 million revolving credit facility with Bank of America, Fleet National Bank (successor in interest to BankBoston, N.A.) and First Union National Bank with a syndicate comprised of a total of nine lender participants. AIMCO Properties, L.P. is the borrower and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, a pledge of certain options to purchase beneficial assignment interests in one entity, and a pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.05% and 2.55% in the case of LIBOR-based loans and between 0.55% and 1.05% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires in July 2002.

         We are concurrently making offers to acquire interests in other limited partnerships. We believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to the offer. As of January 25, 2001, we had $12.8 million of cash on hand and $244.7 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16.      DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

17.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

         o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your partnership or the value of the units to us; or

         o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% from the date hereof, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case from the date hereof, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

         o there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

         o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

         o your partnership shall have (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

         o a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) or it shall have been publicly disclosed or we shall have otherwise learned that
              (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

         o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

         o we shall not have adequate cash or financing commitments available to pay for the units validly tendered.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

18.      CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19.      FEES AND EXPENSES.

         Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained River Oaks Partnership Services, Inc. to act as

Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                           ---------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information Concerning Your Partnership--Additional Information Concerning Your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                      RIVER OAKS PARTNERSHIP SERVICES, INC.


               BY MAIL:                          BY OVERNIGHT COURIER:                        BY HAND:

             P.O. BOX 2065                         111 COMMERCE ROAD                      111 COMMERCE ROAD
     S. HACKENSACK, NJ 07606-2065                 CARLSTADT, NJ 07072                    CARLSTADT, NJ 07072
                                              ATTN: REORGANIZATION DEPT.             ATTN: REORGANIZATION DEPT.

                                             FOR INFORMATION, PLEASE CALL:

                                               TOLL FREE: (888) 349-2005

                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and the general partner of your partnership are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two directors of the general partner of your partnership are Peter K. Kompaniez and Patrick J. Foye. Unless otherwise indicated, the business address of each executive officer and director is 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222-7900. Each executive officer and director is a citizen of the United States of America.

                       NAME                                           POSITION
                       ----                                           --------

 Terry Considine................................  Chairman of the Board of Directors and Chief Executive
                                                  Officer

 Peter K. Kompaniez.............................  Vice Chairman, President and Director


 Harry G. Alcock................................  Executive Vice President and Chief Investment Officer

 Joel F. Bonder.................................  Executive Vice President, General Counsel and Secretary

 Patrick J. Foye................................  Executive Vice President

 Lance J. Graber................................  Executive Vice President - Acquisitions

 Steven D. Ira..................................  Co-Founder and Executive Vice President

 Paul J. McAuliffe..............................  Executive Vice President and Chief Financial Officer

 Ron Monson.....................................  Executive Vice President and Head of Property Operations

 James N. Bailey................................  Director

 Richard S. Ellwood.............................  Director

 J. Landis Martin...............................  Director

 Thomas L. Rhodes...............................  Director

                NAME                                 PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                                 ---------------------------------------------

Terry Considine.....................    Mr. Considine has been Chairman and Chief Executive Officer of
                                        AIMCO and AIMCO-GP since July 1994. Mr. Considine serves as
                                        Chairman of the Board of Directors of American Land Lease, Inc.
                                        (formerly Asset Investors Corporation and Commercial Asset
                                        Investors, Inc.), another public real estate investment trust. Mr.
                                        Considine has been and remains involved as a principal in a variety of other business activities.

Peter K. Kompaniez..................    Mr. Kompaniez has been Vice Chairman and a director of AIMCO since
                                        July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated, which was acquired by AIMCO in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron
                                        Financial Corporation ("HFC"), a United States holding company for
                                        Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including
                                        6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of commercial real estate.

Harry G. Alcock.....................    Mr. Alcock served as a Vice President of AIMCO from July 1996 to
                                        October 1997, when he was promoted to Senior Vice President -
                                        Acquisitions. Mr. Alcock served as Senior Vice
                                        President-Acquisitions until October 1999, when he was promoted to
                                        Executive Vice President and Chief Investment Officer. Mr. Alcock
                                        has held responsibility for AIMCO's acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr.
                                        Alcock served as Senior Financial Analyst for PDI and HFC. From
                                        1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a
                                        Los Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development. From 1987 to 1988, Mr. Alcock worked for Ford
                                        Aerospace Corp. He received his B.S. from San Jose State
                                        University.

Joel F. Bonder......................    Mr. Bonder was appointed Executive Vice President, General Counsel and Secretary of AIMCO effective December 1997. Prior to joining
                                        AIMCO, Mr. Bonder served as Senior Vice President and General
                                        Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from
                                        June 1991 to March 1994 and as Associate General Counsel of NHP
                                        Incorporated from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of
                                        Rochester and a J.D. from Washington University School of Law.

Patrick J. Foye.....................    Mr. Foye was appointed Executive Vice President of AIMCO in May
                                        1998. He is responsible for acquisitions of partnership
                                        securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining AIMCO, Mr. Foye was a merger and acquisitions partner in the law firm of Skadden, Arps, Slate,
                                        Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through
                                        1994. Mr. Foye is also Deputy Chairman of the Long Island Power
                                        Authority and serves as a member of the New York State
                                        Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham University Law School and was Associate Editor of the Fordham Law Review.

Lance Graber........................    Mr. Graber was appointed Executive Vice President - Acquisitions in October 1999. His principal business function is acquisitions.
                                        Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at
                                        Credit Suisse First Boston engaged in real estate financial advisory services and principal investing. He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel,
                                        multi-family and assisted living properties. Mr. Graber received a
                                        B.S. and an M.B.A. from the Wharton School of the University of
                                        Pennsylvania.

Steven D. Ira.......................    Mr. Ira is a Co-Founder of AIMCO and has served as Executive Vice
                                        President - Property Operations of AIMCO since July 1994. From
                                        1987 until July 1994, he served as President of Property Asset
                                        Management ("PAM"). Prior to merging his firm with PAM in 1987,
                                        Mr. Ira acquired extensive experience in property management.
                                        Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan,
                                        Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr.
                                        Ira served for several years on the National Apartment Manager
                                        Accreditation Board and is a former president of both the National
                                        Apartment Association and the Colorado Apartment Association. Mr.
                                        Ira is the sixth individual elected to the Hall of Fame of the
                                        National Apartment Association in its 54-year history. He holds a
                                        Certified Apartment Property Supervisor (CAPS) and a Certified
                                        Apartment Manager designation from the National Apartment
                                        Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is
                                        a member of the Board of Directors of the National Multi-Housing
                                        Council, the National Apartment Association and the Apartment
                                        Association of Greater Orlando. Mr. Ira received a B.S. from
                                        Metropolitan State College in 1975.

Paul J. McAuliffe...................    Mr. McAuliffe has been Executive Vice President of AIMCO since
                                        February 1999 and was appointed Chief Financial Officer in October
                                        1999. Prior to joining AIMCO, Mr. McAuliffe was Senior Managing
                                        Director of Secured Capital Corporation and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led
                                        AIMCO's initial public offering in 1994. Mr. McAuliffe was also a
                                        Managing Director and head of the real estate group at CS First
                                        Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley & Co., Inc. from 1983 to 1990. Mr.
                                        McAuliffe received a B.A. from Columbia College and an MBA from
                                        University of Virginia, Darden School.

Ron Monson..........................    Mr. Monson was appointed Executive Vice President and Head of
                                        Property Operations of AIMCO on February 6, 2001. Mr. Monson has
                                        been with AIMCO since 1997 and was promoted to Divisional Vice
                                        President in 1998. Prior to joining AIMCO, Mr. Monson worked for
                                        13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn. Mr.
                                        Monson received a Bachelor of Science from the University of
                                        Minnesota and a Masters in Business Administration from Georgia
                                        State University.

James N. Bailey.....................    Mr. Bailey was appointed a Director of AIMCO in June 2000. In
Cambridge Associates, Inc.              1973, Mr. Bailey co-founded Cambridge Associates, Inc., which is
1 Winthrop Square,                      an investment consulting firm for non-profit institutions and
Suite 500                               wealthy family groups. He is also Co-Founder, Treasurer and
Boston, MA  02110                       Director of The Plymouth Rock Company, Direct Response Corporation
                                        and Homeowners' Direct Corporation, each of which is a United
                                        States personal lines insurance company. He received his M.B.A.
                                        and J.D. degrees in 1973 from Harvard Business School and Harvard
                                        Law School.

Richard S. Ellwood..................    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is
12 Auldwood Lane                        currently Chairman of the Audit Committee and a member of the
Rumson, NJ  07660                       Compensation Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in
                                        1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing
                                        Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White,
                                        Weld & Co. from 1968 to 1978; and in various capacities at J.P.
                                        Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East
                                        Coast Industries, Inc.

J. Landis Martin....................    Mr. Martin was appointed a director of AIMCO in July 1994 and
199 Broadway                            became Chairman of the Compensation Committee on March 19, 1998.
Suite 4300                              Mr. Martin is a member of the Audit Committee. Mr. Martin has
Denver, CO  80202                       served as President and Chief Executive Officer of NL Industries,
                                        Inc., a manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating though its affiliates Titanium Metals
                                        Corporation ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive Officer and a director of Tremont since
                                        1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since
                                        January 1995. From 1990 until its acquisition by a predecessor of
                                        Halliburton Company ("Halliburton") in 1994, Mr. Martin served as
                                        Chairman of the Board and Chief Executive Officer of Baroid
                                        Corporation, an oilfield services company. In addition to Tremont,
                                        NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International Corporation, a
                                        communications company.

Thomas L. Rhodes....................    Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a
215 Lexington Avenue                    member of the Audit and Compensation Committees. Mr. Rhodes has
4th Floor                               served as the President and a Director of National Review magazine
New York, NY  10016                     since November 1992, where he has also served as a Director since
                                        1998. From 1976 to 1992, he held various positions at Goldman,
                                        Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. He is
                                        currently Co-Chairman of the Board, Co-Chief Executive Officer and
                                        a Director of American Land Lease, Inc. He also serves as a
                                        Director of Delphi Financial Group and its subsidiaries, Delphi
                                        International Ltd., Oracle Reinsurance Company and the Lynde and
                                        Harry Bradley Foundation.

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
        CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                    DATED FEBRUARY 8, 2001 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.
--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT 5:00 P.M., NEW YORK TIME,
           ON MARCH 9, 2001, UNLESS EXTENDED (AS EXTENDED FROM TIME TO
                          TIME, THE "EXPIRATION DATE")
--------------------------------------------------------------------------------
TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY RIVER OAKS PARTNERSHIP SERVICES, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                                   ----------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                                   ----------

         FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (888) 349-2005 (TOLL FREE).


                    The Information Agent for the offer is:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

           By Mail:                      By Overnight Courier:                     By Hand:
         P.O. Box 2065                     111 Commerce Road                   111 Commerce Road
S. Hackensack, N.J. 07606-2065           Carlstadt, N.J. 07072               Carlstadt, N.J. 07072
                                      Attn.: Reorganization Dept.         Attn.: Reorganization Dept.

                                             By Telephone:
                                       TOLL FREE: (888) 349-2005

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.

Ladies and Gentlemen:

     The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the Offer, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the Offer as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

     Subject to and effective upon acceptance for consideration of any of the Units tendered hereby and thereby in accordance with the terms of the Offer, the Signatory hereby and thereby irrevocably sells, assigns, transfers, conveys and delivers to, or upon the order of, the Purchaser all right, title and interest in and to such Units tendered hereby and thereby that are accepted for payment pursuant to the Offer, including, without limitation, (i) all of the Signatory's interest in the capital of the Partnership, and the Signatory's interest in all profits, losses and distributions of any kind to which the Signatory shall at any time be entitled in respect of the Units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the Expiration Date, in respect of the Units tendered by the Signatory and accepted for payment and thereby purchased by the Purchaser;
(ii) all other payments, if any, due or to become due to the Signatory in respect of the Units, under or arising out of the agreement and certificate of limited partnership of the Partnership (the "Partnership Agreement"), or any agreement pursuant to which the Units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of the Signatory's claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Partnership Agreement or Purchase Agreement or the Signatory's ownership of the Units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of the Partnership; and (iv) all present and future claims, if any, of the Signatory against the Partnership, the other partners and limited partners of the Partnership, or the general partner(s) and any affiliates thereof, under or arising out of the Partnership Agreement, the Purchase Agreement, the Signatory's status as a limited partner, or the terms or conditions of the Offer, for monies loaned or advanced, for services rendered, for the management of the Partnership or otherwise.

     NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering limited partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     The Signatory understands that a tender of Units to the Purchaser will constitute a binding agreement between the Signatory and the Purchaser upon the terms and subject to the conditions of the Offer. The Signatory recognizes that under certain circumstances set forth in the Offer, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and

Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER APRIL 6, 2001 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

     THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS.

    The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

    All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

     The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before 5:00 P.M., New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2. SIGNATURE REQUIREMENTS.
INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, limited partners must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE LIMITED PARTNER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

DECEASED OWNER (JOINT TENANT)    --    Copy of death certificate.

DECEASED OWNER (OTHERS)          --    Copy of death certificate (see also
                                       Executor/Administrator/Guardian below).

EXECUTOR/ADMINISTRATOR/GUARDIAN   --    Copy of court appointment documents for
                                        executor or administrator; and (a) a
                                        copy of applicable provisions of the
                                        will (title page, executor(s)' powers,
                                        asset distribution); or (b) estate
                                        distribution documents.

ATTORNEY-IN-FACT                  --    Current power of attorney.

CORPORATION/PARTNERSHIP           --    Corporate resolution(s) or other
                                        evidence of authority to act.
                                        Partnerships should furnish a copy of
                                        the partnership agreement.

TRUST/PENSION PLANS               --    Unless the trustee(s) are named in the
                                        registration, a copy of the cover page
                                        of the trust or pension plan, along with a copy of the section(s) setting forth names and powers of trustee(s) and any amendments to such sections or appointment of successor trustee(s).


4. TAX CERTIFICATIONS. The limited partner(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the limited partner(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

U.S. PERSONS. A limited partner that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

BOX 6 - SUBSTITUTE FORM W-9.

Part (i), Taxpayer Identification Number -- Tendering limited partners must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the limited partner being subject to backup withholding.

Part (ii), Backup Withholding -- In order to avoid 31% Federal income tax backup withholding, the tendering limited partner must certify, under penalty of perjury, that such limited partner is not subject to backup withholding. Certain limited partners (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.
When determining the TIN to be furnished, please refer to the following as a guide:

Individual accounts - should reflect owner's TIN.
Joint accounts - should reflect the TIN of the owner whose name appears first. Trust accounts - should reflect the TIN assigned to the trust. IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide). Custodial accounts for the benefit of minors - should reflect the TIN of the minor.
Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each limited partner transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

FOREIGN PERSONS -- In order for a tendering limited partner who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 31% backup withholding, such foreign limited partner must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9

     GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER - - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

-----------------------------------------------------------------------------------------------------------------------------------
    FOR THIS TYPE OF ACCOUNT:                               GIVE THE
                                                            TAXPAYER
                                                            IDENTIFICATION
                                                            NUMBER OF - -
-----------------------------------------------------------------------------------------------------------------------------------
 1.  An individual account                                  The individual

 2.  Two or more individuals (joint account)                The actual owner of the account or, if combined
                                                            Funds, the first individual on the account

 3.  Husband and wife (joint account)                       The actual owner of the account or, if joint funds,
                                                            Either person

 4.  Custodian account of a minor (Uniform Gift to          The minor (2)
     Minors Act)

 5.  Adult and minor (joint account)                        The adult or, if the minor is the only contributor,
                                                            the minor (1)

 6.  Account in the name of guardian or committee for a     The ward, minor or incompetent person (3)
     designated ward, minor or incompetent person (3)

 7.  a. The usual revocable savings trust account           The grantor trustee (1)
        (grantor is also trustee)

     b. So-called trust account that is not a legal or      The actual owner (1)
        valid trust under state law

 8.  Sole proprietorship account                            The owner (4)

 9.  A valid trust, estate or pension trust                 The legal entity (Do not furnish the identifying number
                                                            of the personal representative or trustee unless the
                                                            legal entity itself is not designated in the account title.) (5)

 10. Corporate account                                      The corporation

 11. Religious, charitable, or educational                  The organization
       organization account

 12. Partnership account held in the name of the            The partnership
     business

 13. Association, club, or other tax-exempt                 The organization
     organization

 14. A broker or registered nominee                         The broker or nominee

 15. Account with the Department of Agriculture in          The public entity
     the name of a public entity (such as a State or
     local government, school district, or prison)
     that receives agricultural program payments
-----------------------------------------------------------------------------------------------------------------------------------

     (1)  List first and circle the name of the person whose number you furnish.

     (2) Circle the minor's name and furnish the minor's social security number.

     (3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

     (4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

     (5) List first and circle the name of the legal trust, estate, or pension trust.



     NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

  GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE
                                    FORM W-9

     OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

     PAYEES EXEMPT FROM BACKUP WITHHOLDING

     Payees specifically exempted from backup withholding on ALL payments include the following:

     -    A corporation.
     -    A financial institution.
     - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.
     -    The United States or any agency or instrumentality thereof.
     - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
     - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
     - An international organization or any agency or instrumentality thereof.
     - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
     -    A real estate investment trust.
     - A common trust fund operated by a bank under section 584(a) of the Code.
     - An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).
     - An entity registered at all times under the Investment Company Act of 1940.
     -    A foreign central bank of issue.
     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

     - Payments to nonresident aliens subject to withholding under section 1441 of the Code.
     - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
     - Payments of patronage dividends where the amount received is not paid in money.
     -    Payments made by certain foreign organizations.
     -    Payments made to an appropriate nominee.
     -    Section 404(k) payments made by an ESOP.

     Payments of interest not generally subject to backup withholding include the following:

     - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
     - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).
     - Payments described in section 6049(b)(5) of the Code to nonresident aliens.
     -    Payments on tax-free covenant bonds under section 1451 of the Code.
     -    Payments made by certain foreign organizations.
     -    Payments of mortgage interest to you.
     -    Payments made to an appropriate nominee.

     Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

     Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

     PRIVACY ACT NOTICE -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

     PENALTIES

     (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

     (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

         The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                      RIVER OAKS PARTNERSHIP SERVICES, INC.

           By Mail:                 By Overnight Courier:                   By Hand:
         P.O. Box 2065                111 Commerce Road                111 Commerce Road
S. Hackensack, N.J. 07606-2065      Carlstadt, N.J. 07072             Carlstadt, N.J. 07072
                                 Attn.: Reorganization Dept.       Attn.: Reorganization Dept.

                                For information, please call:
                                  TOLL FREE: (888) 349-2005